Exhibit 99.1

AMENDMENT NUMBER 1
TO THE FINISH LINE, INC. 2009 INCENTIVE PLAN
(Amended and Restated as of April 16, 2014)
Pursuant to rights reserved under Section 13.1 of The Finish Line, Inc. 2009 Incentive Plan (Amended and Restated as of April 16, 2014) (the “Plan”), the Board of Directors of The Finish Line, Inc. hereby amends the Plan as follows.

1.	The following is hereby added as Section 4.7 of the Plan to read in its entirety as follows:
“Section 4.7 No Repricing or Replacement Without Shareholder Approval. Except as described in Section 4.5 or Section 11.3 of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, and outstanding Stock Options or Stock Appreciation Rights may not be canceled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without shareholder approval. This Section 4.7 is intended to prohibit the repricing of “underwater” Stock Options and Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.5 or Section 11.3 of the Plan. Notwithstanding any provision of the Plan to the contrary, this Section 4.7 may not be amended without shareholder approval.”

2.	The following is hereby added as Section 4.8 of the Plan to read in its entirety as follows:
“Section 4.8 Minimum Vesting Requirements. The minimum vesting period for an Award shall be at least one year.”

3.	All other terms and provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment Number 1 is effective as of June 27, 2016.

THE FINISH LINE, INC.

By: /s/ Christopher C. Eck
Printed: Christopher C. Eck
Title: Senior Vice President - Legal & Human Resources, General Counsel and Corporate Secretary

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